Exhibit 5.1
Seward & Kissel llp ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

WRITER’S DIRECT DIAL	TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K Street, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

April 22, 2022

OceanPal Inc.
Pendelis 26, 175 64
Palaio Faliro
Athens, Greece
Re: OceanPal Inc.
Ladies and Gentlemen:
We have acted as counsel to OceanPal Inc., a corporation organized under the laws of the Republic of the Marshall Islands (the “Company”), in connection with the Company’s offering (the “Offering”) of 15,571,429 Class A warrants (“Class A Warrants”) to purchase shares of common stock, $0.01 par value (“Common Shares”) pursuant to a Registration Statement on Form F-1, as amended (File No. 333-262129) (the “Registration Statement”), and a prospectus included therein (the “Prospectus”) that was filed with the U.S. Securities and Exchange Commission (the “Commission”).  Each Class A Warrant may be exercised to purchase one Common Share. As of the date hereof, an aggregate of 14,470,000 Common Shares (the “Shares”) remain available for issuance upon the exercise of remaining outstanding Class A Warrants.
In our capacity as counsel to the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Prospectus; and (iii) the Warrant Agency Agreement, dated January 25, 2022, by and between the Company and Computershare Trust Company, N.A. governing the Class A Warrants, and the Form of Warrant Certificate included therein (together, the “Warrant Agreement”) and (iv) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.
We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Prospectus, that are executed or to be executed in connection with the Offering have been duly authorized, executed and delivered by each of the parties thereto other than the Company; and (ii) the terms of the Offering comply in all respects with the terms, conditions and restrictions set forth in the Prospectus and all of the instruments, agreements and other documents relating thereto or executed in connection therewith.
Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that, under the laws of the Republic of the Marshall Islands:
1.	The Shares have been duly authorized by the Company.
2.
The Shares, when issued and delivered against payment therefor upon the exercise of the Class A Warrants in accordance with the Warrant Agreement and as contemplated in the Prospectus, will be validly issued, fully paid and non-assessable.

This opinion is limited to the laws of the Republic of the Marshall Islands as in effect on the date hereof.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to each reference to us and the discussions of advice provided by us under the headings “Taxation” and “Legal Matters” in the Prospectus, without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement or Prospectus.
Very truly yours,

/s/ Seward & Kissel LLP